EXHIBIT 11.  COMPUTATION OF EARNINGS PER SHARE ON PRIMARY
                                AND FULLY DILUTED BASES

                       Eli Lilly and Company and Subsidiaries

                                               Year Ended December 31
                                             1995       1994       1993
                                             ----       ----       ----
                                             (Dollars in millions, except
                                              per-share data; shares in
                                              thousands)
   PRIMARY:
   Net income............................   $2,290.9   $1,286.1   $  480.2
   Average number of common shares
      outstanding........................    569,026    578,378    585,346

   Add incremental shares:
      Stock plans and contingent payments      8,655      4,614      2,356
                                               -----     -------    ------

   Adjusted average shares...............    577,681    582,992    587,702
                                             =======    =======    =======
   Primary earnings per share............      $3.97   $   2.21     $   .82


   FULLY DILUTED:
   Net Income............................   $2,290.9   $1,286.1   $  480.2

   Average number of common shares
       outstanding.......................    569,026    578,378    585,346

   Add incremental shares:
       Stock plans and contingent payments    15,023      7,080      3,232
                                             -------    -------     ------

   Adjusted average shares                   584,049    585,458    588,578
                                             =======    =======    =======

   Fully diluted earnings per share......   $   3.92   $   2.20    $   .82